Exhibit 5.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

February 28, 2022

S&P Global Inc.

55 Water Street

New York, New York 10041

Re: Post-Effective Amendment No. 1 on Form S-8 to Registration Statement on Form S-4 initially filed on January 8, 2021

Ladies and Gentlemen:

We have acted as special outside counsel to S&P Global Inc., a New York corporation (“S&P Global”) in connection with S&P Global’s Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4 (File No. 333-251999) filed with the Securities and Exchange Commission (the “Commission”) on January 8, 2021, as amended by Pre-Effective Amendment No. 1 thereto filed with the Commission on January 20, 2021, which the Commission declared effective on January 22, 2021 (the “Registration Statement”), relating to up to an aggregate of 1,102,000 shares of S&P Global common stock, par value $1.00 per share (the “S&P Global Shares”) issuable pursuant to awards granted under the IHS Markit Ltd. 2014 Equity Incentive Award Plan and the IHS Markit Ltd. 2004 Long-Term Incentive Plan (collectively, the “Plans”). Such awards were converted into awards in respect of S&P Global Shares in connection with the consummation of the merger contemplated by that certain Agreement and Plan of Merger, dated as of November 29, 2020 (as amended by Amendment No. 1 thereto, dated as of January 20, 2021, the “Merger Agreement”), by and among S&P Global, IHS Markit Ltd., a Bermuda exempted company limited by shares (“IHS Markit”), and Sapphire Subsidiary, Ltd., a Bermuda exempted company limited by shares and a wholly owned subsidiary of S&P Global (“Merger Sub”), whereby Merger Sub merged with and into IHS Markit, with IHS Markit surviving the Merger and becoming a wholly owned subsidiary of S&P Global (the “Merger”).

For the purposes of giving this opinion, we have examined the Registration Statement, S&P Global’s Amended and Restated Certificate of Incorporation and S&P Global’s By-Laws. We have also examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with this opinion. As to questions of fact material to this opinion, we have relied, with S&P Global’s approval, upon oral and written representations of officers and representatives of S&P Global and certificates or comparable documents of public officials and of officers and representatives of S&P Global.

In making such examination and rendering this opinion, we have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the authenticity of the originals of such documents submitted to us as certified copies, the conformity to originals of all documents submitted to us as copies, the authenticity of the originals of such documents, that all documents submitted to us as certified copies are true and correct copies of such originals and the legal capacity of all individuals executing any of the foregoing documents.

We have also assumed that there will be no material changes to the documents we have examined and that, at all times prior to the issuance of the S&P Global Shares, S&P Global will maintain a sufficient number of authorized but unissued S&P Global Shares available for such issuance.

Based upon and subject to the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations stated herein and in reliance on statements of fact contained in the documents that we have examined or reviewed, we are of the opinion that when the S&P Global Shares have been issued by S&P Global in accordance with the terms of the Plans, the S&P Global Shares will be validly issued, fully paid and nonassessable.

S&P Global Inc.

February 28, 2022

We are members of the bar of the State of New York, and we have not considered, and we express no opinion as to, any law other than the New York Business Corporation Law, as amended (including the statutory provisions and reported judicial decisions interpreting the foregoing).

We hereby consent to be named in the Registration Statement as the attorneys who passed upon the legality of the S&P Global Shares to be issued pursuant to the Registration Statement and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder. This opinion speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz